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                                                             Exhibit 12


              AMERICAN GENERAL FINANCE, INC. AND SUBSIDIARIES
             Computation of Ratio of Earnings to Fixed Charges
                                (Unaudited)



                                                    Nine Months Ended
                                                      September 30,
                                                   1996          1995
                                                 (dollars in thousands)

Earnings:

  Income before provision for income
    taxes                                        $159,769      $255,469
  Interest expense                                368,518       386,167
  Implicit interest in rents                        9,141         9,695

Total earnings                                   $537,428      $651,331

Fixed charges:

  Interest expense                               $368,518      $386,167
  Implicit interest in rents                        9,141         9,695

Total fixed charges                              $377,659      $395,862


Ratio of earnings to fixed charges                   1.42          1.65
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